Exhibit 99.4

Crane Co.	NEWS

Contact:
Pamela J.S. Styles
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO.

ANNOUNCES SETTLEMENT WITH EQUITAS

STAMFORD, CONNECTICUT – July 25, 2005 - Crane Co. (NYSE: CR), a diversified manufacturer of engineered industrial products, announced that it has entered into an agreement to settle its insurance coverage claims for asbestos and other liabilities against underwriters at Lloyd’s of London reinsured by Equitas Limited for a total payment of $33 million. Under the agreement, $1.5 million will be paid to Crane Co. in the third quarter of this year. The balance will be placed into an escrow account for the payment of future asbestos claims and funds remaining in the escrow will be paid to Crane Co. on January 3, 2007 if no federal asbestos legislation is enacted by that date. If federal asbestos reform is enacted before January 3, 2007, funds then remaining in the escrow would be paid to Equitas, subject to a payment of an additional $1.5 million to Crane Co. and a hold-back of certain funds in the escrow for the payment of asbestos claims during the year following enactment of asbestos legislation.

Crane Co.’s settlement resolves all its claims against pre-1993 policies issued to Crane Co. by certain underwriters at Lloyd’s of London and reinsured by Equitas. Through this settlement, Crane Co. has resolved all its asbestos insurance coverage issues with a significant insurer in its historical liability insurance program. Negotiations are ongoing with Crane Co.’s other liability insurers. Additional information regarding the Company’s insurance for its asbestos liability is set forth in the Current Report on Form 8-K being filed today with the Securities and Exchange Commission.

Crane Co. is a diversified manufacturer of engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems and Controls. Crane has approximately 10,500 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.